SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is effective as of January 5, 2007, by and among EYI Industries, Inc., a Nevada corporation (the “Company”) and those certain undersigned shareholders (the “Shareholders”, and together with the Company, the “Parties”) of Essentially Yours Industries, Inc., a Nevada corporation and majority owned subsidiary of the Company (“EYII”).

RECITALS:

WHEREAS, on November 4, 2003 the Company and EYII completed a share exchange transaction (the “Original Agreement”) pursuant to which the Company issued shares of voting stock of the Company in exchange for a majority of the issued and outstanding shares of common stock of EYII, par value $0.001 per share (the “EYII Common Stock”) held by those shareholders of EYII who (a) executed that certain Investment Letter, dated December 2003, containing customary representations, warranties and covenants regarding the ownership of their shares and compliance with federal and state securities laws (the “Investment Letter”) and (b) delivered their shares to the Company for exchange (the “Original Shareholders”);

WHEREAS, the Company desires to purchase the balance of those shares of EYII Common Stock held by the Shareholders not previously purchased by the Company pursuant to the Original Agreement so as to cause EYII to become, upon completion of this Agreement, a wholly-owned subsidiary of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE:

1.1. The Exchange. At the Closing (as hereinafter defined), the Company shall acquire the shares of issued and outstanding EYII Common Stock held by the Shareholders, free and clear of all liens, charges or encumbrances, in exchange for shares of Common Stock (the “Exchange Shares”) as provided for in Section 1.3 hereof (the “Exchange”). The Exchange shall take place upon the terms and conditions provided for in this Agreement and applicable state law.

1.2. Closing and Closing Date. Subject to the provisions of this Agreement, the Parties shall hold a closing (the “Closing”) on (i) the first business day on which the last of the conditions set forth in Article IV to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the Parties hereto may agree (the “Closing Date”), at such time and place as the Parties hereto may agree.

1.3. Exchange of Shares; Stock Certificates.

(a) Conversion. On the Closing Date, each share of EYII Common Stock surrendered to the Company by the Shareholders will be converted into approximately 7.67535 Exchange Shares. No fractional shares of Common Stock shall be issued in connection with the Exchange. In lieu of such fractional shares, any Shareholder who would otherwise be entitled to receive a fraction of a share of Common Stock (after separately aggregating all fractional shares of stock issuable to such holder) shall be issued one (1) whole share of Common Stock.

(b) Exchange of Certificates. On and after the Closing Date, each Shareholder shall be entitled to receive, in exchange for the outstanding shares of EYII Common Stock held by such Shareholder upon surrender thereof to the Company or its exchange agent, a certificate or certificates representing the number of whole Exchange Shares into which such Shareholder’s shares(s) of EYII Common Stock were converted pursuant to Section 1.3(a). If, after the Closing Date, certificates for EYII Common Stock are presented to the Company, they shall be cancelled and exchanged for Exchange Shares as provided herein.

1.4. Approval of Share Exchange. By their execution of this Agreement, each Shareholder and the Company hereby ratifies, approves and adopts the Exchange for all purposes under the laws of the State of Nevada.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Company. The Company represents and warrants to the Shareholders as follows:

(a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (a) Three Billion (3,000,000,000) shares of Common Stock, par value $0.001 per share of which 286,975,475 shares are issued and outstanding and (b) Ten Million (10,000,000) shares of preferred stock, per value $0.001 per share of which zero (0) shares are issued and outstanding. All of the issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable, were issued in compliance with all applicable securities laws and are free from preemptive rights or other restrictions on transfer. Except as disclosed in those documents filed by the Company with the U.S. Securities and Exchange Commission (“SEC”), there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from the Company at any time, or upon the happening of any stated event, any shares of the capital stock of the Company, whether or not presently issued or outstanding.

(ii) The Exchange Shares to be issued pursuant to this Agreement will be, when issued pursuant to the terms of the resolution of the Board approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Articles of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation (as amended) and of the Bylaws (as amended) of the Company which have been made available to the Shareholders for inspection and which are referenced as Exhibits to the Company’s most recent Registration Statement on Form SB-2/A as filed with the SEC on June 22, 2006 are true, correct and complete. The minute book of the Company, which has been made available to the Shareholders for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board (and any committee thereof) and of the shareholders of the Company since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d) Authority.

(i) The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board. No other corporate or shareholder proceedings on the part of the Company are necessary to authorize the Exchange contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution by the other Parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as its enforceability may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting creditors’ rights generally.

(ii) The Board (at a meeting or meetings duly called and held prior to the date hereof) has determined that the Exchange is advisable and fair to and in the best interests of the shareholders of the Company.

(e) Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in a breach of any provision of the Articles of Incorporation (as amended) or Bylaws (as amended) or other governing documents of the Company; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) by or with respect to the Company, except as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) require any consent, waiver or approval, or result in a default, or give rise to any right of termination, cancellation, modification or acceleration, under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company is a party or by which any of its assets may be bound; (iv) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or by which any of its assets is bound, except, in the cases of clauses (ii), (iii), (iv) and (v), violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or on the ability of the Parties to consummate the Exchange or the other transactions contemplated hereby.

(f) Books and Records. The Company has made and will make available for inspection by the Shareholders upon reasonable request all the books of the Company relating to the business of the Company. Such books of the Company have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to the Shareholders by the Company are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g) Compliance with Laws. The Company is and has been in compliance in all material respects with (i) all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its business and (ii) any note, bond, mortgage, contract, agreement, license, lease or other instrument or obligation to which the Company is a party or by which the Company or any of its property or assets is bound or affected.

(h) SEC Filings. The Company has filed all periodic and other reports required to be filed with the SEC and, as of the date hereof, is current in its filing obligations. The Company’s reports on Form 10-QSB for the quarterly period ended June 30, 2006 and Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on August 21, 2006 and March 31, 2006, respectively, contain all material information concerning the Company, updated to the latest practicable date prior to each filing, required by SEC rules to be disclosed in such form, and do not make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(i) Financial Statements and Tax Returns. Copies of the Company’s audited financial statements, including its balance sheet as of December 31, 2005, and its statements of operations, cash flows and shareholders’ equity for the years ended December 31, 2005 and 2004 and copies of the Company’s interim unaudited financial statements for the period ended June 30, 2006 (collectively, the “Company Financial Statements”) have been made available to the Shareholders. The Company Financial Statements were prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis through the periods involved, and the Company Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which have not been and are not likely to be materially adverse to the Company. No financial statements of any person or entity are required by GAAP to be included in the consolidated financial statements of the Company.

(j) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the Company which is reasonably likely to have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k) Tax Returns. The Company has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with any jurisdiction where such filing is required by law, and all such returns are true, accurate and complete in all material respects. The Company has paid all taxes, interest, penalties, assessments or deficiencies that were due and payable except for those for which an adequate reserve has been provided in accordance with GAAP. The Company has made adequate provisions in the Company Financial Statements in accordance with GAAP appropriately and consistently applied for the payment of all material taxes, interest, penalties, assessments or deficiencies for which the Company may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof. There is no claim pending or, to the knowledge of the Company, threatened against the Company for (i) any other tax returns or reports which are required to be filed which have not been so filed or (ii) any unpaid assessment for additional taxes for any fiscal period or any basis therefore. The Company has provided to EYII copies of its tax returns filed for the tax years ended December 31, 2002 and 2001.

(l) No Undisclosed Liabilities. Except as set forth in the Company Financial Statements, the Company has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except current liabilities incurred in the ordinary course of business since the respective dates thereof, all of which shall be paid in full on the Closing Date.

(m) No Material Adverse Change. Except as set forth in the reports on Form 10-QSB and Form 10-KSB, since December 31, 2002, there has not been any material adverse change with regard to the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

(n) Brokers. No person or entity is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its officers, directors or employees.

(o) Full Disclosure. No representation or warranty of the Company in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Company that has specific application to EYII and that materially adversely affects or, as far as the Company can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

2.2. Representations and Warranties of the Shareholders.

(a) Ownership of the EYII Common Stock. Each Shareholder’s Shares of EYII Common Stock are owned of record, legally and beneficially by each such Shareholder. Each share of EYII Common Stock is free and clear of any and all security interests, encumbrances, and rights of any kind or nature whatsoever (collectively, “Encumbrances”), and upon delivery of each share of EYII Common Stock hereunder, the Company will acquire title thereto, free and clear of any and all Encumbrances. Other than voting rights, redemption rights and such other rights conferred by EYII’s charter documents and by applicable Nevada statutes, to the best knowledge of each Shareholder there exist no Securities Rights (as defined herein) with respect to the EYII Common Stock. All rights and powers to vote the EYII Common Stock are held exclusively by the Shareholders. The certificates representing the EYII Common Stock to be delivered to the Company at the Closing are, and the signatures and endorsements thereof or stock powers relating thereto will be, valid and genuine. For the purposes of this section, “Securities Rights” means, with respect to the EYII Common Stock, all written or unwritten contractual rights relating to the issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting of the EYII Common Stock and all rights conferred by EYII’s governing documents and by any applicable agreement.

(b) Authority Relative to This Agreement. Each Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each Shareholder, the performance by each Shareholder of his obligations hereunder and the consummation by each Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each Shareholder as are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes the legal, valid and binding obligations of each Shareholder, enforceable against each Shareholder in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors’ rights generally.

(c) Brokers. No person or entity is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its officers, directors or employees.

(d) Full Disclosure. No representation or warranty of the Shareholders in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Shareholders that has specific application to the Company and that materially adversely affects or, as far as the Shareholders can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of EYI that has not been set forth in this Agreement.

ARTICLE III

ADDITIONAL AGREEMENTS

3.1. Access and Inspection, Etc. The Company shall have allowed and shall allow the Shareholders and their authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the properties, books, contracts, commitments and records of the Company for the purpose of making such investigations as the Shareholders may reasonably request in connection with the transactions contemplated hereby, and the Company shall furnish to the Shareholders such information concerning its affairs as the Shareholders may reasonably request. The Company shall have caused and shall cause the personnel of the Company to assist the Shareholders in making such investigation and shall use its best efforts to cause the counsel, accountants, and other non-employee representatives of the Company to be reasonably available to the Shareholders for such purposes.

3.2. Confidential Treatment of Information. From and after the date hereof, the Parties hereto shall and shall cause their representatives to hold in confidence this Agreement (including any exhibits and schedules hereto), all matters relating hereto and all data and information obtained with respect to the other Parties or their business, except such data or information as is published or is a matter of public record, or as compelled by legal process. In the event this Agreement is terminated pursuant to Article V hereof, each Party shall promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained from them in connection with this Agreement, and shall not retain any copies thereof.

3.3 Indemnification. Each Shareholder shall indemnify and hold harmless each other Party to this Agreement from and against any and all loss, liability, claim, damage, and expense (including, without limitation, reasonable attorneys' fees and disbursements) arising out of or resulting from any matter that conflicts or is inconsistent with the representations made in Section 2.2. Nothing contained therein shall preclude a Party to this Agreement from seeking equitable relief, where appropriate.

3.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, by and among the Parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

3.5. Public Announcements. After the date hereof and prior to the Closing, none of the Parties hereto shall make any press release, statement to employees or other disclosure of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by law.

3.6. Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligations of each Party to effect the Exchange shall be subject to the satisfaction or waiver by such Party of the following conditions on or before the Closing Date:

(a) Consents and Waiting Periods. The filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any Governmental Entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby; and

(b) No Statutes or Judgments. No statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against the Company or EYII and be in effect that prohibits or restricts the consummation of the Exchange or makes such consummation illegal; provided that each Party agrees to use all reasonable efforts to have such prohibition lifted.

4.2. Conditions to Obligations of the Company. The obligation of the Company to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by the Company:

(a) Representations and Warranties. The representations and warranties of each Shareholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and, with respect only to the representations and warranties of each Shareholder, the Company shall have received a certificate signed on behalf of the Shareholder to such effect.

(b) Performance of Obligations of the Shareholders. The Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Closing Documents. The Company shall have received such certificates and other closing documents as counsel for the Company shall reasonably request.

(d) Number of Shares. At or before the Closing, the Shareholders shall surrender to the Company certificates representing the balance of the total issued and outstanding shares of EYII Common Stock not held by the Company, and such certificates shall be accompanied by appropriate stock powers in a form acceptable to the Company and executed by the respective Shareholder, assigning such certificates to the Company, free and clear of any liens, claims, options, charges, and encumbrances of any nature.

(e) Consents. The Shareholders shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a material adverse effect on EYII and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.

4.3. Conditions to Obligations of the Shareholders. The obligation of the Shareholders to effect the Exchange is subject to the satisfaction of the following conditions unless waived by the Shareholders:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, the Shareholders shall have each received a certificate signed on behalf of the Company by the President to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and each Shareholder shall have received a certificate signed on behalf of the Company by the President to such effect.

(c) Closing Documents. Each Shareholder shall have received such certificates and other closing documents as counsel for any such Shareholder shall reasonably request.

(d) Consents. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e) Due Diligence Review. Each Shareholder shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of the Company and shall not have determined that any of the representations or warranties of the Company contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that the Company is otherwise in violation of any of the provisions of this Agreement.

ARTICLE V

TERMINATION AND AMENDMENT

5.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of the Company and any Shareholder with respect to such Shareholder;

(b) By the Company if there has been a material breach of any representation, warranty, covenant or agreement on the part of any Shareholder set forth in this Agreement, or by any Shareholder with respect to such Shareholder if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company, which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach; or

(c) By either the Company or any Shareholder with respect to such Shareholder if any court, Governmental Entity or other competent authority shall have issued an order, decree or ruling, or taken any other action, enjoining, restraining or otherwise preventing the consummation of the Exchange or any of the other transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable.

5.2. Effect of Termination. In the event of termination of this Agreement by either the Company or a Shareholder with respect to such Shareholder as provided in Section 5.1, this Agreement, except for the provisions of this Section 5.2 and Article V, shall forthwith become void, and there shall be no liability or obligation on the part of any Party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Nothing in this Section 5.2 shall relieve any Party for liability for any breach of this Agreement.

5.3. Amendment. This Agreement may be amended by the Company and the Shareholders, by action taken or authorized by the Board and by each Shareholder, provided no amendment shall be made which by law requires approval by the shareholders of any Party without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

5.4. Extension; Waiver. At any time prior to the Closing Date, the Company and the Shareholders, by action taken or authorized by the Board and by each Shareholder, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

ARTICLE VI

INDEMNIFICATION

6.1. Indemnification by the Shareholders. Each Shareholder (hereinafter called the “Shareholder Indemnitor”) shall defend, indemnify and hold harmless the Company and its subsidiaries and affiliates, their officers, directors, employees and agents (hereinafter, collectively, called the “Company Indemnitee”) against and in respect of any and all loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys’ fees and amounts paid in settlement (collectively, the “Company Losses”), suffered or incurred by any Company Indemnitee by reason of, or arising out of such Shareholder’s misrepresentation, breach of warranty or breach or non-fulfillment of any agreement contained in this Agreement or in any certificate, schedule, instrument or document delivered to the Company by or on behalf of such Shareholder pursuant to the provisions of this Agreement.

6.2. Indemnification by the Company. The Company (hereinafter called the “Company Indemnitor”) shall defend, indemnify and hold harmless each Shareholder (hereinafter called the “Shareholder Indemnitee”) against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys’ fees and amounts paid in settlement (collectively, the “Shareholder Losses”), suffered or incurred by any Shareholder Indemnitee by reason of or arising out of any misrepresentation, breach of warranty or breach or non-fulfillment of any material agreement of the Company contained in this Agreement or in any other certificate, schedule, instrument or document delivered to the Shareholder by or on behalf of the Company pursuant to the provisions of this Agreement.

6.3. Defense of Claims.

(a) Each Party seeking indemnification hereunder (an “Indemnitee”): (i) shall provide the other Party or Parties (the “Indemnitor”) written notice of any claim or action by a third party arising after the Closing Date for which an Indemnitor may be liable under the terms of this Agreement, within ten (10) days after such claim or action arises and is known to Indemnitee, and (ii) shall give the Indemnitor a reasonable opportunity to participate in any proceedings and to settle or defend any such claim or action. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnitor. If the Indemnitor wishes to assume the defense of such claim or action, the Indemnitor shall give written notice to the Indemnitee within ten (10) days after notice from the Indemnitee of such claim or action, and the Indemnitor shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnitee, provided that Indemnitee may participate in such defense at their own expense, and the Indemnitor shall, in any event, have the right to control the defense of the claim or action.

(b) If the Indemnitor shall not assume the defense of, or if after so assuming it shall fail to defend, any such claim or action, the Indemnitee may defend against any such claim or action in such manner as they may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as they may deem appropriate but subject to the Indemnitor’s approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Indemnitor if the Indemnitor fails to object thereto, by written notice to the Indemnitee, within fifteen (15) days after the Indemnitor’s receipt of a written summary of such settlement. The Indemnitor shall promptly reimburse the Indemnitee for the amount of all expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense and settlement of such claim or action.

(c) If a non-appealable judgment is rendered against any Indemnitee in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of any of the Indemnitee, the Indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnitor shall forthwith pay such judgment or discharge such lien before any Indemnitee is compelled to do so.

6.4. Waiver. The failure of any Indemnitee to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Indemnitee hereunder, except to the extent that Indemnitor is actually prejudiced by such failure.

6.5. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement no Party shall be responsible hereunder for any Indemnifiable Loss unless the Indemnitee shall have provided such Party with written notice containing a reasonable description of the claim, action or circumstances giving rise to such Indemnifiable Loss within three (3) years after the Closing Date.

ARTICLE VII

GENERAL PROVISIONS

7.1. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of one (1) year.

7.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) If to the Company to:	7865 Edmonds Street
Burnaby, BC Canada V3N 169
Attention: Jay Sargeant
Telephone: (604) 759-5031
Facsimile: (604) 759-5044

With a copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Blvd., 20th Floor
Miami, Florida 33131
Attention: Clayton E. Parker, Esq.
Telephone: (305) 358-7095
Facsimile: (305) 539-3300

(b) If to a Shareholder, to:	The Addresses Provided On
The Signature Pages Attached Hereto.

7.3. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available.

7.4. Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each Party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.6. No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other Party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that the Company may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

7.8. Gender. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

7.9. Acceptance by Fax. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

7.10. Opportunity to Hire Counsel; Role of Kirkpatrick & Lockhart Nicholson Graham LLP. Each Shareholder acknowledges that he has been advised and has been given an opportunity to hire counsel with respect to this Agreement and the transactions contemplated hereby. Each Shareholder further acknowledges that the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP has solely represented the Company in connection with this Agreement and the transactions contemplated hereby and no other entity.

7.11. Time is of the Essence. It is understood and agreed among the Parties hereto that time is of the essence in this Agreement and this applies to all terms and conditions contained herein.

7.12. NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

IN WITNESS WHEREOF, this Share Exchange Agreement has been signed by the Parties set forth below as of the date set forth above.

THE COMPANY:

EYI INDUSTRIES, INC.

/s/ Jay Sargeant
Name: Jay Sargeant Title: President, Chief Executive Officer and Principal Executive Officer

THE SHAREHOLDERS:

BARBARA AND JAMES HENDLEMAN

/s/ Barbara Hendleman
Name: Barbara Hendleman

/s/ James Hendleman
Name: James Hendleman

BARRY AND AUDREY FRANKLIN

/s/ Barry Franklin
Name: Barry Franklin

/s/ Audrey Franklin
Name: Audrey Franklin

BARBARA AND JAMES HENDLEMAN

/s/ Barbara Hendleman
Name: Barbara Hendleman

/s/ James Hendleman
Name: James Hendleman

BOYD E. THOMAS, an Individual

/s/ Boyd E. Thomas
Name: Boyd E. Thomas

CHARLES EMMENECKER, an Individual

/s/ Charles Emmenecker
Name: Charles Emmenecker

DAVID & BONNIE WHITE

/s/ David White
Name: David White

/s/ Bonnie White
Name: Bonnie White

DAVID AND LISA NELSON

/s/ David Nelson
Name: David Nelson

/s/ Lisa Nelson
Name: Lisa Nelson

DEBRA CRUEL & ASSOCIATES, LLC

Name: Debra Cruel Title:

DONNA GREEN, an Individual

/s/ Donna Green
Name: Donna Green

GLOBAL TRENDS, INC.

/s/ Art Burleigh
Name: Art Burleigh Title:

HALA KHOURI, an Individual

/s/ Hala Khouri
Name: Hala Khouri

JAMIE BEARDSLEY, an Individual

/s/ Jamie Beardsley
Name: Jamie Beardsley

LIANA JANUARY

/s/ Liana January
Name: Liana January

NEW U INC.

/s/ Drew McCaughy
Name: Drew McCaughy Title:

NHC LTD.

/s/ Ron Boersema
Name: Ron Boersema Title:

/s/ Donna Boersema
Name: Donna Boersema Title:

PAULA THOMAS, an Individual

/s/ Paula Thomas
Name: Paula Thomas

PURPLE DOLPHIN ENTERPRISES

/s/ Kimberly Charmaine
Name: Kimberly Charmaine Title:

RENEE NALIVKA, an Individual

/s/ Renee Nalivka
Name: Renee Nalivka

ROBERT AND LINDA DOMINE

/s/ Robert Domine
Name: Robert Domine

/s/ Linda Domine
Name: Linda Domine

ROBERT DENNIS RUTH, an Individual

/s/ Robert Dennis Ruth
Name: Robert Dennis Ruth

RONALD AND PATRICIA LYONS

Name: Ronald Lyons

Name: Patricia Lyons

ROSEMARY FENSTERMACHER, an Individual

/s/ Rosemary Fenstermacher
Name: Rosemary Fenstermacher

SHARON CORBETT-PARRY, an Individual

/s/ Sharon Corbett-Parry
Name: Sharon Corbett-Parry

THE LEE B. NIELSEN REVOCABLE TRUST

/s/ Lee B. Neilsen
Name: Title:

TIMMIE DUNCAN, an Individual

Name: Timmie Duncan

W. GREGORY LARSH & ESTHER F. LARSH

/s/ Greg Larsh
Name: W. Gregory Larsh

/s/ Esther Larsh
Name: Esther F. Larsh

WFGS INC.

/s/ Scott Medley
Name: Scott Medley Title:

WILBUR & EARDLEY NESBITT

/s/ Wilbur Nesbitt
Name: Wilbur Nesbitt

/s/ Eardley Nesbitt
Name: Eardley Nesbitt

DEBORAH WILCOX

/s/ Deborah Wilcox
Name: Deborah W. Wilcox

Name of Shareholder	Number of Shares

The Lee B. Nielson Revocable Trust	51,425
Barbara & James Hendleman	769,075
Barry and Audrey Franklin	34,539
Boyd E. Thomas	23,026
Charles Emmenecker	7,675
David & Bonnie White	112,828
David and Lisa Nelson	46,052
Donna Green	230,262
Global Trends, Inc.	158,627
Hala Khouri	25,582
Deborah Wilcox	51,425
Jamie Beardsley	11,513
Liana January	7,675
New U Inc.	102,344
NHC Ltd.	23,026
Paula Wallis	61,403
Purple Dolphin Enterprises	11,513
Renee Nalivka	15,351
Robert and Linda Domine	133,045
Robert Dennis Ruth	15,351
Rosemary Fenstermacher	11,513
Sharon Corbett-Parry	7,675
W. Gregory Larsh & Esther F. Larsh	26,864
WFGS Inc.	51,172
Wilbur & Eardley Nesbitt	10,362
TOTAL	1,999,323